Exhibit 10I

JOINT VENTURE AGREEMENT

AGREEMENT (the “Agreement”) dated and effective as of September 1, 2005, by and between HUANGHUA SEYCHELLE PLASTIC CO. LTD, (“HUANGHUA”), having its principal offices in China, and SEYCHELLE ENVIRONMENTAL PRODUCTS INC. (“SEYCHELLE”), having its principal offices at 33012 Calle Perfecto, San Juan Capistrano, CA 92675.

WHEREAS, SEYCHELLE is interested in having a joint venture in China to make certain products and parts, and;

WHEREAS, HUANGHUA, is willing to participate in such a venture;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Objective

The Joint Venture will operate an injection molding and assembly facility in China to deliver low cost, high volume, and exceptional quality products and parts for SEYCHELLE filtration for sale in the U.S., China and Asia.

2.	Details

SEYCHELLE will provide design, development, product know-how and R&D capability to the venture with managerial expertise.

HUANGHUA will operate the facility, provide supervision, injection manufacturing to SEYCHELLE’S specifications, low cost production and assembly as needed.

3. Representations and Warranties

SEYCHELLE and HUANGHUA hereby warrant that they have the sole right to enter into this Purchase Agreement, and there has been no act or omission by either party which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transaction contemplated hereby.

 4. Miscellaneous Provisions

A.
Modification: No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.

B.
Complete Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior proposals, negotiations, conversations, discussions and agreements between the parties concerning the subject matter hereof.

C.	Assignment: This Agreement may not be assigned, in whole or in part, by either party hereto without prior written.

D.
Governing Law: This Agreement shall be construed according to the laws of the State of California and shall not be subject to any choice of law provisions of such laws. This Agreement shall be binding upon HUANGHUA and SEYCHELLE, and their respective successors and assigns.

E.
Binding on Successors: The terms and provisions of the Agreement that by their sense and context to survive the performance hereof by either party or by other parties hereto shall so survive the completion of performance and termination of this Agreement, including without limitation the making of any and all payments due hereunder unless otherwise noted.

ACCEPTED AND AGREED BY:

HUANGHUA SEYCHELLE PLASTIC CO.

By: ________________________    Date ___________________
Wang Gin Sheng, General Manager

SEYCHELLE ENVIRONMENTAL PRODUCTS INC.

By: _________________________   Date: ___________________
Carl Palmer, President and CEO